Univision Communications Inc.
                      1999 Avenue of the Stars, Suite 3050
                          Los Angeles, California 90067

                                December 19, 2001


CONFIDENTIAL

Grupo Televisa S.A.
Av. Vasco de Quiroga No. 2000
Colonia Santa Fe
01210 Mexico, D.F.
Mexico
Attention:  Mr. Jaime Davila

     Re: Acquisition of Fonovisa Music Group

Gentlemen:

     This letter agreement (this "Letter Agreement") sets forth the understanding and agreement between Univision Communications Inc. ("Buyer") and Grupo Televisa S.A. ("Seller"), pursuant to which Buyer has agreed to purchase (directly or through a wholly-owned subsidiary of Buyer, at Buyer's option), and Seller has agreed to cause certain of its direct and indirect subsidiaries to sell, all of the stock of certain indirect subsidiaries of Seller, all subject to the terms and conditions set forth herein (the "Transactions"). The parties agree that this Letter Agreement is legally binding, and that the consummation of the transactions contemplated herein shall be subject only to the conditions expressly set forth in this Letter Agreement.

     The parties hereto hereby agree as follows:

     1. PURCHASE AND SALE. Subject to the terms and conditions of this Letter Agreement, at the Closing Seller shall cause certain of its direct and indirect subsidiaries to sell and transfer to Buyer, and Buyer shall purchase from such subsidiaries of Seller, all of the capital stock (the "Stock") of Fonovisa S.A. de C.V., a Mexican Corporation, Fonovisa de Centroamerica S.A., a Costa Rican Corporation, Fonovisa Inc., a Delaware Corporation, and America Musical S.A., a Mexican Corporation (each a "Company" and collectively, the "Companies").

     2. PURCHASE PRICE; ALLOCATION.

     (a) The aggregate purchase price for the Stock (the "Purchase Price") shall be 6,000,000 shares of Buyer's Class A Common Stock (the "Class A Shares") and 100,000 warrants to purchase Class A Common Stock on the terms set forth in the form of warrant attached hereto as Exhibit A (the "Warrants").

     (b) Ninety percent (90%) of the Class A Shares and of the Warrants shall be allocated to the stock of Fonovisa, Inc. and the remainder shall be allocated to the stock of the other Companies proportionately, based upon their relative revenues.

     3. CLOSING.

     (a) Subject to the satisfaction or waiver of the conditions set forth in
Section 4 hereof, the closing of the purchase and sale of the Stock (the "Closing") shall occur at the offices of Buyer's counsel at 1999 Avenue of the Stars, Suite 700, Los Angeles, California on the tenth (10th) business day following the satisfaction of the condition set forth in Section 4(a)(i), or at such other time and place as the parties mutually agree in writing (the date on which the Closing shall occur, the "Closing Date").

     (b) At the Closing, Seller shall cause its subsidiaries to sell, assign and transfer to Buyer, and Buyer shall purchase from such subsidiaries of Seller, all of such subsidiaries' right, title and interest in and to the Stock, and Buyer shall issue to Seller (or such wholly-owned subsidiaries of Seller as it shall designate) one or more certificates representing the Class A Shares and the Warrants.

     4. CLOSING CONDITIONS.

     (a) Conditions to Obligations of Each Party. The respective obligation of each party to effect the Closing shall be subject to:

          (i) the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act"), having expired or having been terminated; and

          (ii) no injunction shall be in effect preventing the Transaction and no legal proceeding shall be pending opposing the Transaction, which in the reasonable judgment of a party would expose it to material liability if the Transaction were consummated.

     (b) Conditions to Obligations of Buyer. The obligation of Buyer to effect the Closing shall be subject to the fulfillment or waiver at or prior to the Closing of the following conditions:

          (i) the representations and warranties of Seller contained in the Long-form Agreement (as defined below) shall be true and correct as of the Closing Date, except to the extent that the failure of such representations and warranties to be true and correct would not be reasonably expected to have, in the aggregate, a material adverse effect on the condition (financial or otherwise), earnings, business affairs or business prospects of the Companies, taken as a whole (a "Seller Material Adverse Effect"); provided that a Seller Material Adverse Effect shall exclude any adverse effect arising out of or relating to (A) any change in law, rule or regulation or generally accepted accounting principles or interpretation thereof; (B) the pendency or announcement of the execution of this Letter Agreement or the Transaction; (C) changes in general economic or political conditions; or (D) changes in the music industry generally;

          (ii) there shall not have been a Seller Material Adverse Effect since the date of this Letter Agreement;

          (iii) Seller shall have performed in all material respects all of its obligations provided for in the Long-form Agreement on or prior to the Closing Date;

          (iv) Seller shall have entered into a three year customary covenant not to compete, including no solicitations of employees of the Companies (other than Guillermo Santiso) or of the other record operations of Buyer;

          (v) at the Closing the Companies and their subsidiaries will have working capital computed in accordance with U.S. GAAP, but excluding cash, current and deferred taxes and deferred revenue, of at least US $42 million;

          (vi) at the Closing the Companies will have cash in an aggregate amount equal to the deferred revenues of the Companies on the Closing Date; and

          (vii) there shall be no payola or similar investigation or proceeding pending or threatened against any Company.

     (c) Conditions to Obligations of Seller. The obligation of Seller to effect the Closing shall be subject to the fulfillment or waiver at or prior to the Closing of the following conditions:

          (i) the representations and warranties of Buyer contained in the Long-form Agreement shall be true and correct as of the Closing Date, except to the extent the failure of such representations and warranties to be true and correct would not be reasonably expected to have a material adverse effect on Buyer's ability to perform its obligations hereunder;

          (ii) Buyer shall have performed in all material respects all of its obligations contemplated in the Long-form Agreement on or prior to the Closing Date; and

          (iii) there shall not have been since the date of this Letter Agreement, a material adverse effect on the condition (financial or otherwise), earnings, business affairs or business prospects of Buyer and its subsidiaries taken as a whole (a "Buyer Material Adverse Effect"); provided that a Buyer Material Adverse Effect shall exclude any adverse effect arising out of or relating to (A) any change in law, rule or regulation or generally accepted accounting principles or interpretation thereof; (B) the pendency or announcement of the execution of this Letter Agreement or the Transaction; (C) changes in general economic or political conditions; or (D) changes in the music and television industry generally.

     5. LONG-FORM AGREEMENT. The parties shall use their commercially reasonable efforts promptly to negotiate and to enter into a Long-form agreement (the "Long-form Agreement") incorporating the terms and conditions set forth herein. Notwithstanding the foregoing, the parties expressly acknowledge and agree that this Letter Agreement shall constitute a binding agreement between them subject only to the conditions set forth herein and others customary for transactions of this type. If such Long-form Agreement is not executed and delivered on or prior to January 15, 2002, then (a) this Letter Agreement shall constitute such Long-form Agreement, (b) the parties shall promptly proceed to the Closing and to consummate the transactions contemplated hereunder and the obligations of the parties shall be governed by this Letter Agreement, and (c) all references herein to the Long-form Agreement shall be deemed references to this Letter Agreement. This Letter Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter, except to the extent otherwise provided herein.

     6. REPRESENTATIONS AND WARRANTIES.

     (a) Seller. Subject to matters pertaining to the Companies of which either Andrew Hobson or Douglas Kranwinkle has actual knowledge, Seller makes the following representations and warranties in such form as is customary for similar music company transactions:

          (i) organization, qualification, capitalization, authorization, enforceability and lack of conflicts or acceleration;

          (ii) all personal property in good operating condition, reasonable wear and tear excepted;

          (iii) good and marketable title to all personal property without encumbrances;

          (iv) no ownership of real property; leases in full force and effect;

          (v) environmental matters;

          (vi) inventory saleable in the ordinary course of business subject to ordinary course obsolescence;

          (vii) on the Closing Date, the Companies shall have no liabilities, other than current liabilities included in the calculation of working capital pursuant to Section 4(b)(v) and executory obligations under the contracts to which one or more of the Companies is a party as of the Closing Date;

          (viii) employment matters, including that Companies have no employment contracts except as shown on Exhibit B (which sets forth names, terms, compensations, and other benefits);

          (ix) Seller reasonably believes that the combined EBITDA of the Companies and their subsidiaries for the year ended December 31, 2001 will be at least US $10.3 million; EBITDA shall be calculated in same manner as financial statements previously delivered to Buyer;

          (x) no union contracts;

          (xi) no employee benefit plans except for those listed on Exhibit C; full compliance with ERISA; plans can be terminated without liability; and no multi-employer plans;

          (xii) copyright and trademark representation re: ownership, exclusive right to use; no infringement of others;

          (xiii) all taxes (income, sales, employees, withholding, etc.) owed for periods prior to Closing have been or will be paid by Seller; all tax returns due prior to Closing have been or will be filed;

          (xiv) Exhibit D lists the top 25 artist contracts or artists subject to license arrangements or for whom the Companies have catalogue rights (by revenue in the United States for the period from January 1, 2001 through November 30, 2001) including (A) whether contract is in its initial or an option period, (B) number of option periods still available and length of each period, (C) number of long playing records delivered to date, (D) number of long playing records remaining and (E) status of next-to-be-delivered long playing record;

          (xv) with respect to the top ten artists covered by the artist contracts or license arrangements referred to in clause (xiv), there are at least two long playing records (including compilation or concept albums) remaining under seven of the contracts or license arrangements. With respect to the other 13 artists covered by artist contracts or license arrangements referred to in clause (xiv), there are at least two long playing records (including compilation or concept albums) available under 10 of the contracts and those that have less than two represented less than 5% of US revenues of the Companies in 2000 and 2001 to date;

          (xvi) no written or oral indication from any of the top 25 artists (i.e. those subject to the top 25 artist contracts) whose contract expires in one year or less from the date hereof or who is obligated to deliver to one of the Companies less than two long playing records (or their representatives) that he/she does not intend to renegotiate his or her contract upon termination or intends to negotiate in a manner that would be materially less favorable to the Companies;

          (xvii) no advances made under any artist contract can be recouped by virtue of payments made other than by or on behalf of the Companies;

          (xviii) no payola liability or investigation or other proceeding pending or threatened against any Company;

          (xix) the Companies own or control all right, title and interest in each recording and composition it has made or acquired, it being understood and agreed that none of the Companies own the "masters" in respect of long playing records by artists subject to license; catalogues to be furnished to Buyer and represented;

          (xx) combined and combining financial statements of the Companies and their subsidiaries for the past three years and the nine month periods in 2000 and 2001;

          (xxi) no Seller Material Adverse Effect since September 30, 2001;

          (xxii) material contacts; none contain change of control language other than that of Marco Antonio Solis;

          (xxiii) compliance with law;

          (xxiv) no subsidiaries other than Fonomusic Inc., Fonovisa Argentina, S.A. and Fonohits Music, Inc.; no joint ventures or investment in other entities; all recording and music publishing, administration, and distribution business of Seller and its affiliates, other than Editura San Angel, are conducted by the Companies; Fonovisa LLC does not conduct any business and is only a holding company;

          (xxv) no intercompany agreements or liabilities between the Companies and Seller or its affiliates (other than the Companies) that will continue in effect after the Closing Date;

          (xxvi) no registration of the Stock required;

          (xxvii) investment intent and accredited investor;

          (xxviii) insurance; and

          (xxix) no brokers or finders, other than Allen & Co.

     (b) Buyer. Buyer makes the following representations and warranties in such form as is customary for similar music company transactions:

          (i) organization, qualification, capitalization, authorization, enforceability and lack of conflicts;

          (ii) Class A Shares to be duly authorized, validly issued and fully-paid and non-assessable and subject to the Registration Rights Agreement between Buyer, Seller and other parties dated as of October 2, 1996;

          (iii) public documents duly filed; no material misstatements or omissions;

          (iv) financial statements in public documents;

          (v) no Buyer Material Adverse Effect since September 30, 2001;

          (vi) listing of Class A Shares on New York Stock Exchange; and

          (vii) no brokers or finders, other than UBS Warburg.

     (c) Inclusion in Long-form Agreement. The Long-form Agreement shall contain the representations and warranties from Seller and Buyer referred to above and others that are customary in a transaction of this type and size and will be negotiated in good faith (each of which representations and warranties shall be subject to customary materiality and other customary exceptions). Seller and Buyer acknowledge and agree that if the Long-form Agreement is not executed, this Letter Agreement shall be deemed to contain the representations and warranties from the respective parties referred to above in such form as is customary for similar music company transactions, each of which shall be deemed to be subject to materiality and other customary exceptions.

     7. PRE-CLOSING FILING.

     HSR. As promptly as practicable and no later than January 11, 2002, Seller and Buyer shall complete any filing that may be required pursuant to the HSR Act. Seller and Buyer shall diligently take, or fully cooperate in the taking of, all necessary and proper steps, and provide any additional information reasonably requested in order to comply with, the requirements of the HSR Act.

     8. COVENANTS.

     (a) Affirmative and Negative Covenants. Seller agrees that from the date hereof through the earlier of the Closing or the termination of this Letter Agreement, unless otherwise agreed to by Buyer in writing (such agreement not to be unreasonably withheld or delayed), Seller shall cause the Companies:

          (i) to be operated in the ordinary course of business consistent with past practice. In furtherance of the foregoing, no Company shall enter into any contractual commitment (including license agreements) involving payments in excess of US $200,000 individually or US $1,000,000 collectively, or amend any existing contract involving payments or receipts of more than $200,000; provided that the Companies shall be permitted to enter into an artist contract with Rogilio Martinez that replaces his license arrangements, the initial consideration for which shall not exceed $500,000;

          (ii) to use good faith efforts to maintain and preserve their assets and insurance policies; and

          (iii) not to enter into distribution agreements which cannot be terminated by the Companies without penalty on 180 days notice or less.

     (b) Access to Information. Seller will afford Buyer and its advisors reasonable access during business hours to the offices, properties, other facilities, books and records relating to the business of the Companies and to those officers, employees, agents, accountants, counsel and representatives of Seller and the Companies who have knowledge relating to its business.

     (c) Cooperation. Buyer and Seller will cooperate with each other to the fullest extent in preparing the Long-form Agreement and any related agreements and other necessary documentation as soon as possible, obtaining all necessary consents from third parties and complying with all regulatory requirements.

     (d) Confidentiality. Except as required by law, neither party will disclose the contents of this letter or the fact that discussions are taking place or have taken place concerning the Transaction, or any of the terms, conditions or other facts with respect to the Transaction to any individual or entity, other than such party's employees, parent company and majority-owned subsidiaries, agents and representatives (such as attorneys, accountants or consultants) who both have (i) a need to know; and (ii) who expressly agree to abide by these nondisclosure restrictions; provided that the receiving party will remain primarily liable for breach by any such person or entity. In addition, each party shall (and shall cause its representatives to) keep confidential any information provided to it by the other party in connection with the Transactions. The obligations set forth in the immediately preceding sentence shall survive the termination of this Letter Agreement.

     9. INDEMNIFICATION.

     (a) Indemnification by Seller. From and after the Closing Date, Seller shall indemnify Buyer from and against all losses incurred by Buyer resulting from (i) any misrepresentation or breach of the representations and warranties of Seller contained herein; and (ii) any breach by Seller of any covenants of Seller contained herein. Seller shall not be liable to Buyer in respect of any indemnification under clause (i) (other than indemnification with respect to breaches of clause (vii) of Section 6(a) for which Seller shall be liable from the first dollar) except to the extent that the aggregate amount of losses of Buyer exceeds five million dollars (US$5,000,000), in which case Seller shall be liable for all such losses in excess thereof. The maximum aggregate liability of Seller to Buyer and any third parties for any and all losses shall not exceed an amount equal to two hundred million dollars (US$200,000,000) (the "Cap"). No claim for indemnification may be made hereunder by Buyer at any time after such date that is twenty-four (24) months after the date of the Closing; provided that claims for breaches relating to taxes and environmental matters may be made at any time up to the expiration of the relevant statute of limitations for taxes and five years for environmental. The Long-form Agreement will contain a separate customary provision relating to tax indemnities and the procedures relating thereto. Notwithstanding any other provision of this Letter Agreement herein or in the Long-form Agreement to the contrary, Buyer acknowledges and agrees that the (i) the indemnification provisions set forth herein shall be the sole and exclusive remedy available to Buyer for any breach by Seller of this Letter Agreement or the Long-form Agreement, and (ii) maximum aggregate liability of Seller shall not exceed the Cap, regardless of whether Buyer seeks indemnification pursuant to this Letter Agreement or otherwise the regardless of the form of action, whether in contract or tort.

     (b) Indemnification by Buyer. From and after the Closing Date, Buyer shall indemnify Seller from and against all losses incurred by Seller resulting from: (i) any misrepresentation or breach of the representations and warranties of Buyer contained herein; or (ii) any breach by Buyer of any covenants of Buyer contained herein. Buyer shall not be liable to Seller in respect of any indemnification under clause (i) except to the extent that the aggregate amount of losses of Seller exceeds five million dollars (US$5,000,000), in which case Buyer shall be liable for all such losses in excess thereof. The maximum aggregate liability of Buyer to Seller and any third parties for any and all losses shall not exceed an amount equal to two hundred million dollars (US$200,000,000). No claim for indemnification may be made hereunder by Seller at any time after such date that is twenty-four (24) months after the date of the Closing.

     10. TRANSACTION EXPENSES. Buyer and Seller will each bear their own expenses incurred in connection with the negotiation and preparation of this Letter Agreement, the Long-form Agreement and the related documents and the consummation of the transactions contemplated hereby.

     11. EXCLUSIVE DEALING. During the period from the date hereof until the earlier to occur of the termination of this Letter Agreement or the execution of the Long-form Agreement (i) Seller will not, and will cause its officers, directors and agents (collectively, "Representatives") not to, directly or indirectly participate in any negotiations or solicit, knowingly initiate, accept or knowingly encourage submission of inquiries, proposals or offers from any potential buyer relating to the disposition of the underlying assets (or any material part thereof) or of the stock of any of the Companies with any entity other than Buyer or its affiliates and
(ii) neither Buyer nor Seller shall enter into any agreement or take any action that by its terms or effect could reasonably be expected to have a material adverse effect on the ability of the parties hereto to consummate the Acquisition. Seller will promptly notify Buyer of any unsolicited inquiry, proposal or offer from any potential buyer of which Seller or its Representatives have knowledge relating to the stock of the stock of any of the Companies or the underlying assets (or any material part thereof) of the stock of any of the Companies and will refrain from engaging in negotiations or providing any information in response to such inquiry, proposal or offer.

     12. PUBLIC ANNOUNCEMENTS. Buyer and Seller will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated hereby and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange.

     13. TERMINATION.

     (a) The parties' obligations under this Letter Agreement may be terminated prior to the Closing as follows:

          (i) by the mutual agreement of the parties; or

          (ii) by Buyer, upon a breach of any representation, warranty covenant or agreement of Seller set forth in this Letter Agreement, in either case such that the conditions set forth in Section 4(b) would not be satisfied as a result of such breach; provided, that such breach has not been cured by Seller within ten (10) business days after Seller receives written notice of such breach from Buyer;

          (iii) by Seller, upon breach of any representation, warranty covenant or agreement of Buyer set forth in this Letter Agreement, in either case such that the conditions set forth in Section 4(c) would not be satisfied as a result of such breach; provided, that such breach has not been cured by Buyer within ten (10) business days after Buyer receives written notice of such breach from Seller; or

          (iv) by either party on or after June 18, 2002 if the Closing has not occurred by that date.

     (b) In the event of the termination of this Letter Agreement pursuant to Section 13(a), this Letter Agreement shall forthwith become void, there shall be no liability on the part of Buyer or Seller and all rights and obligations of any party hereto (other than the confidentiality obligations set forth in the second sentence of Section 8(d)) shall cease, except that nothing herein shall relieve any party for any willful breach of this Letter Agreement.

     14. AMENDMENT. Any amendment, supplement, modification or waiver of or to any provision of this Letter Agreement will be effective only if it is made in writing signed by Buyer and Seller and only in the specific instance and for the specific purpose for which made or given.


     15. NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the parties hereto:

     (a) If to Buyer:

         Univision Communications Inc.
         1999 Avenue of the Stars, Suite 3050
         Los Angeles, California  90067
         Attention: C. Douglas Kranwinkle
         Telecopier No: (310) 556-3568

         With a copy to:
         O'Melveny & Myers LLP
         1999 Avenue of the Stars, Suite 700
         Los Angeles, CA  90067
         Attention: Kendall R. Bishop
         Telecopier No: (310) 246-6779

     (b) If to Seller

         Grupo Televisa, S.A.
         Av. Vasco de Quiroga No. 2000
         Edificio A, Piso 4, Colonia Santa Fe
         01210, Mexico, DF
         Attention: Alfonso de Angoitia
         Telecopier No: 011-52-55-5-261-2451

         With a copy to:
         Fried, Frank, Harris, Shriver & Jacobson
         One New York Plaza
         New York, New York  10004
         Attention: Joseph Stern
         Telecopier: (212) 859-8586


     16. COUNTERPARTS. This Letter may be executed in two or more counterparts, each of which will be deemed to be an original but all of which will constitute one and the same agreement.

     17. GOVERNING LAW. This Letter Agreement is, and the Long-form Agreement will be, governed by the construed in accordance with the laws of the State of California, without giving effect to the conflicts of law principles thereof.


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                               * * * * * * *

If the foregoing is set forth over mutual agreement and understanding, please execute below.


                                        Very truly yours,

                                        UNIVISION COMMUNICATIONS INC.


                                        BY:
                                           -----------------------------------




ACCEPTED, AGREED TO AND ACKNOWLEDGED
This _____ day of December, 2001


GRUPO TELEVISA S.A.


By:
   -----------------------------------
Name:
     ---------------------------------
Title:
      --------------------------------